Exhibit 99.1
THE WALT DISNEY COMPANY BOARD OF DIRECTORS EXTENDS
ROBERT A. IGER’S CONTRACT AS CEO THROUGH 2026
Board Points to Iger’s Successful Leadership Record and Ongoing Strategic Transformation of the Company to Meet Industry Challenges
BURBANK, Calif., July 12, 2023—The Walt Disney Company (NYSE: DIS) Board of Directors announced today that Robert A. Iger has agreed to continue to serve as Chief Executive Officer through December 31, 2026. In voting unanimously to extend Mr. Iger’s contract by two years, the independent members of the Board of Directors noted that Iger’s extension provides continuity of leadership during the Company’s ongoing transformation, and allows more time to execute a transition plan for CEO succession, which remains a priority for the Board.
“Time and again, Bob has shown an unparalleled ability to successfully transform Disney to drive future growth and financial returns, earning him a reputation as one of the world’s best CEOs,” said Mark G. Parker, Chairman, The Walt Disney Company. “Bob has once again set Disney on the right strategic path for ongoing value creation, and to ensure the successful completion of this transformation while also allowing ample time to position a new CEO for long-term success, the Board determined it is in the best interest of shareholders to extend his tenure, and he has agreed to our request to remain Chief Executive Officer through the end of 2026.”
“Since my return to Disney just seven months ago, I’ve examined virtually every facet of our businesses to fully understand the tremendous opportunities before us, as well as the challenges we’ve been facing from the broader economic environment and the tectonic shifts in our industry. On my first day back, we began making important and sometimes difficult decisions to address some existing structural and efficiency issues, and despite the challenges, I believe Disney’s long-term future is incredibly bright,” said Iger. “But there is more to accomplish before this transformative work is complete, and because I want to ensure Disney is strongly positioned when my successor takes the helm, I have agreed to the Board’s request to remain CEO for an additional two years. The importance of the succession process cannot be overstated, and as the Board continues to evaluate a highly qualified slate of internal and external candidates, I remain intensely focused on a successful transition.”
Iger returned to the company in November of 2022 after serving as CEO and Chairman from 2005 to 2020, and then as Executive Chairman and Chairman of the Board through 2021. Since returning as CEO, he has led a significant, enterprise-wide transformation to restore creativity to the center of the company and position Disney’s streaming business for sustained growth and profitability. Throughout his time as the company’s chief executive, Iger’s strategic vision has focused on three fundamental pillars: generating the best creative content possible; fostering innovation and utilizing the latest technology; and expanding into new markets across the globe.

Widely recognized as one of the world’s most consequential business leaders, Iger has built on Disney’s rich history of unforgettable storytelling with the acquisitions of Pixar (2006), Marvel (2009), Lucasfilm (2012), and 21st Century Fox (2019); the landmark opening of Disney’s first theme park and resort in mainland China, Shanghai Disney Resort; and the release of a number of record-setting films, including Marvel’s Avengers: Endgame, Disney’s Frozen and Frozen 2, and Marvel’s groundbreaking Black Panther. Always one to embrace new technology, Iger made Disney an industry leader through its creative content offerings across multiple new platforms, including the highly successful launch of the Disney+ streaming service in November 2019.
Iger first became Chief Executive Officer of Disney in October 2005 and was elected Chairman in 2012. From 2000-2005, he served as Disney’s President and Chief Operating Officer. Iger officially joined the Disney senior management team in 1996 as Chairman of the Disney-owned ABC Group, and in 1999 was given the additional responsibility of President, Walt Disney International. He began his career at ABC in 1974.
Iger was inducted into the Television Academy Hall of Fame in 2020, and the Broadcasting and Cable Hall of Fame in 2015. In 2022, he was recognized as an Honorary Knight Commander of the Most Excellent Order of the British Empire by Her Late Majesty Queen Elizabeth II for his services to the UK / US relations. He is the author of the New York Times best-selling book The Ride of a Lifetime: Lessons Learned from 15 Years as CEO of The Walt Disney Company, which has sold more than a million copies since its publication in 2019. He is a graduate of Ithaca College.

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